Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED

UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

EVO Payments, Inc. (“we,” “our,” “us,” the “Company,” or other such similar references) has two classes of common stock outstanding: our Class A common stock, par value $0.0001 per share (the “Class A common stock”) and Class D common stock, par value $0.0001 per share (the “Class D common stock”). Only the Class A common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

Prior to May 25, 2021, the Company had four class of common stock outstanding:  our Class A common stock, Class D common stock, Class B common stock, par value $0.0001 per share (the “Class B common stock”) and Class C common stock, par value $0.0001 per share (the “Class C common stock”).   On May 25, 2021, pursuant to the Company’s certificate of incorporation, all 32,163,538 outstanding shares of Class B common stock were automatically cancelled for no consideration, and each outstanding share of Class C common stock was automatically converted into one share of Class D common stock.

Holders of shares of our Class A common stock and Class D common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

The following description summarizes important terms of our capital stock and is qualified in its entirety by reference to our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws (our “bylaws”), each of which is incorporated herein by reference and attached as an exhibit to our Annual Report on Form 10-K, as well as the relevant portions of the Delaware General Corporation Law (“DGCL”). This summary does not purport to be complete and may not contain all the information that is important to you.

Authorized Capital Stock

Our certificate of incorporation authorizes the issuance of 286 million shares of capital stock, including 200 million shares of Class A common stock, 40 million shares of Class B common stock, 4 million shares of Class C common stock, 32 million shares of Class D common stock, and 10 million shares of preferred stock, par value $0.0001 per share (the “preferred stock”).

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to our Class A common stock. Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “EVOP.”

Class B Common Stock

On May 25, 2021, pursuant to the Company’s certificate of incorporation, all 32,163,538 outstanding shares of Class B common stock were automatically cancelled for no consideration.  We will not reissue any cancelled shares of Class B common stock.

Prior to May 25, 2021, Blueapple, which is a controlled entity affiliated with our founder and Chairman of our board of directors, owned 100% of our outstanding Class B common stock.  Following the cancellation of Class B common stock, Blueapple continues to hold 32,163,538 LLC Interests (defined below) and maintains all of its rights under the EVO LLC Agreement (defined below).

Class C Common Stock

On May 25, 2021, pursuant to the Company’s certificate of incorporation, each outstanding share of Class C common stock was automatically converted into one share of Class D common stock.

Class D Common Stock

Holders of shares of our Class D common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, with the number of shares of Class D common stock held by each holder being equivalent to the number of LLC Interests held by such holder.

Our Class D common stock is non-transferable, other than in connection with a transfer of the single class of common membership of EVO Investco, LLC’s (“EVO LLC”) related interests (“LLC Interests”) to a permitted transferee under the second amended and restated limited liability company agreement, dated as of May 22, 2018 (the “EVO LLC Agreement”), by and between the Company and holders of our Class B common stock, Class C common stock and Class D common stock immediately following the IPO (as defined below), which includes Blueapple, Inc. (“Blueapple”), entities affiliated with Madison Dearborn Partners, LLC (“MDP”), our executive officers, and certain of our current and former employees (collectively, the “Continuing LLC Owners”), in which case a like number of shares of Class D common stock must be transferred to the permitted transferee.

The holders of our Class D common stock do not have cumulative voting rights in the election of directors. Holders of our Class D common stock do not have any right to receive dividends or to receive a distribution upon a dissolution or liquidation or the sale of all or substantially all of our assets. Additionally, holders of shares of our Class D common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class D common stock.

MDP and certain current and former employees own 100% of our outstanding Class D common stock, with the number of shares of Class D common stock held by any such Continuing LLC Owner being equivalent to the number of LLC Interests held by such Continuing LLC Owner. Shares of Class D common stock will only be issued in the future (1) to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by Continuing LLC Owners that are holders of Class D common stock and the number of shares of Class D common stock issued to Continuing LLC Owners and (2) upon conversion of our Class C common stock. Shares of Class D common stock will be cancelled on a one-for-one basis if we, at the election of a Continuing LLC Owner, redeem or exchange LLC Interests held by such Continuing LLC Owner pursuant to the terms of the EVO LLC Agreement.

Preferred Stock

Our certificate of incorporation permits our board of directors to issue up to 10 million shares of preferred stock from time to time in one or more classes or series and may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Series A Preferred Stock

Our board of directors previously established a series of preferred stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), comprising 152,250 shares of preferred stock, par value $0.0001 per share. Each share of Series A Preferred Stock has the powers, designations, preferences, and other rights of the Series A Preferred Stock as are set forth in the Certificate of Designations of the Series A Preferred Stock filed by the Company with the Delaware Secretary of State on April 21, 2020 (the “Certificate of Designations”).

The Series A Preferred Stock ranks senior to our Class A common stock with respect to dividends and distributions on liquidation, winding-up and dissolution. Holders of shares of Series A Preferred Stock are entitled to cumulative, paid-in-kind dividends, which are payable semi-annually in arrears by increasing the liquidation preference for each outstanding share of Series A Preferred Stock. Holders of Series A Preferred Stock are also entitled to participate in and receive any dividends declared or paid on the Class A Common Stock on an as-converted basis, and no dividends may be paid to holders of Class A Common Stock unless full participating dividends are concurrently paid to holders of Series A Preferred Stock.

The holders of the Series A Preferred Stock are generally entitled to vote with the holders of the shares of Class A common stock on all matters submitted for a vote to the Class A common stockholders (voting together with the holders of shares of Class A common stock as one class) on an as-converted basis. Additionally, certain matters will require the approval of the holders of two-thirds of the outstanding Series A Preferred Stock, voting as a separate class, including (1) the authorization, creation, increase in the authorized amount of, or issuance of any class or series of senior or parity equity securities or any security convertible into, or exchangeable or exercisable for, shares of senior or parity equity securities, (2) amendments, modifications or repeal of any provision of the Company’s certificate of incorporation or of the Certificate of Designations that would adversely affect the rights, preferences or voting powers of the Series A Preferred Stock, and (3) certain business combinations and binding or statutory share exchanges or reclassification involving the Series A Preferred Stock unless such events do not adversely affect the rights, preferences or voting powers of the Series A Preferred Stock.

Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

The provisions of the DGCL, and our certificate of incorporation and bylaws, could have the effect of discouraging others from attempting an unsolicited offer to acquire our company. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

Election and Removal of Directors. Our board of directors is divided into three classes, with one class subject to reelection in a given year. Our directors may be removed only by the affirmative vote of at least 66 2/3% of all classes of our then-outstanding common stock, voting together as a single class, and only for cause. This system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of our directors.

Authorized but Unissued Capital Stock. The authorized but unissued shares of our Class A common stock, Class D common stock and preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Advance Notification of Stockholder Nominations and Proposals. Our bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent. Our certificate of incorporation also requires that special meetings of stockholders be called only by a majority of our board of directors or our Chairman. Additionally, our bylaws provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior to nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders. Additionally, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder's intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws. The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation's certificate of incorporation or bylaws is required to approve such amendment, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or, in addition to any other vote otherwise required by law, the approval by holders of a majority of the voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class. Additionally, the approval by holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal or to adopt any provision inconsistent with, among others, the “Election and removal of directors,” “Exclusive jurisdiction of certain actions,” “Corporate opportunity doctrine,” “Amendments to Certificate of Incorporation and Bylaws” and “Business Combinations” provisions described in our certificate of incorporation. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in our certificate of incorporation and our bylaws.

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation expressly prohibits cumulative voting.

Exclusive Jurisdiction of Certain Actions. Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of the company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits the company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Business Combinations. We have opted out of Section 203 of the DGCL. However, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

●	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
●	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person's affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation provides that Blueapple, MDP and any of their respective affiliates and any of their respective permitted transferees receiving 15% or more of our outstanding voting stock will not constitute “interested stockholders” for purposes of this provision.

Corporate Opportunity Doctrine. Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those opportunities presented to our officers, directors, stockholders or affiliates acting in their capacity as our employee or director. Our certificate of incorporation also provides that, to the fullest extent permitted by law, any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any director or stockholder, other than director or stockholder who is not employed by us or our affiliates acting in their capacity as our director or stockholder who is not employed by us or our affiliates, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (a) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with our certificate of incorporation, (b) we or our subsidiaries, at such time have sufficient financial resources and are legally able to undertake such transaction or opportunity, (c) we have an interest or expectancy in such transaction or opportunity, and (d) such transaction or opportunity would be in the same or similar line of our or our subsidiaries' business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Limitations of Liability and Indemnification Matters. Our bylaws limit the liability of our directors to the fullest extent permitted by applicable law and provide that we will indemnify them to the fullest extent permitted by such law. We have also entered into indemnification agreements with our current directors and executive officers and expect to enter into a similar agreement with any new director or executive officer.

Transfer Agent and Registrar. The transfer agent and registrar for our classes of common stock is Computershare Trust Company N.A.